Filed pursuant to Rule 433

March 14, 2022

Relating to

Preliminary Prospectus Supplement dated March 14, 2022

to

Prospectus dated September 23, 2019

Registration Statement No. 333-233896-02

Duke Energy Progress, LLC
$500,000,000 First Mortgage Bonds, 3.40% Series due 2032

$400,000,000 First Mortgage Bonds, 4.00% Series due 2052

Pricing Term Sheet

Issuer:	Duke Energy Progress, LLC (the “Issuer”)
Trade Date:	March 14, 2022
Settlement Date:	March 17, 2022 (T+3)
Expected Ratings (Moody’s/S&P)*:	Aa3/A (Stable/Stable)
Security Description:	First Mortgage Bonds, 3.40% Series due 2032 (the “2032 Sustainability Bonds”)	First Mortgage Bonds, 4.00% Series due 2052 (the “2052 Sustainability Bonds”)
Principal Amount:	$500,000,000	$400,000,000
Maturity Date:	April 1, 2032	April 1, 2052
Benchmark Treasury:	1.875% due February 15, 2032	1.875% due November 15, 2051
Benchmark Treasury Price:	97-23	86-31
Benchmark Treasury Yield:	2.131%	2.500%
Spread to Benchmark Treasury:	+130 bps	+155 bps
Reoffer Yield:	3.431%	4.050%
Price to the Public:	99.737% per 2032 Sustainability Bond, plus accrued interest, if any, from March 17, 2022	99.134% per 2052 Sustainability Bond, plus accrued interest, if any, from March 17, 2022
Coupon:	3.40%	4.00%
Interest Payment Dates:	April 1 and October 1, beginning on October 1, 2022	April 1 and October 1, beginning on October 1, 2022
Redemption Provisions/ Make-Whole Call:	Prior to January 1, 2032 (which is the date that is three months prior to the maturity date of the 2032 Bonds	Prior to October 1, 2051 (which is the date that is six months prior to the maturity date of the 2052 Bonds

	(the “2032 Par Call Date”)), redeemable, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2032 Sustainability Bonds matured on the 2032 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate applicable to the 2032 Sustainability Bonds +20 bps less (b) interest accrued to the redemption date; and (2) 100% of the principal amount of the 2032 Sustainability Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date. At any time on or after the 2032 Par Call Date, redeemable at par.	(the “2052 Par Call Date”)), redeemable, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2052 Sustainability Bonds matured on the 2052 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate applicable to the 2052 Sustainability Bonds +25 bps less (b) interest accrued to the redemption date; and (2) 100% of the principal amount of the 2052 Sustainability Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date. At any time on or after the 2052 Par Call Date, redeemable at par.
CUSIP / ISIN:	26442UAN4 / US26442UAN46	26442UAP9 / US26442UAP93
Joint Book-Running Managers:

BofA Securities, Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

MUFG Securities Americas Inc.

Scotia Capital (USA) Inc.

Citigroup Global Markets Inc.

Mizuho Securities USA LLC

RBC Capital Markets, LLC

Santander Investment Securities Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC Siebert Williams Shank & Co., LLC Academy Securities, Inc. C.L. King & Associates, Inc. Drexel Hamilton, LLC Great Pacific Securities

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at (800) 294-1322, Goldman Sachs & Co. LLC toll-free at (866) 471-2526, J.P. Morgan Securities LLC collect at (212) 834-4533, MUFG Securities Americas Inc. toll-free at (877) 649-6848 and Scotia Capital (USA) Inc. toll-free at (800) 372-3930.